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                                                                    Exhibit 99.1

                             SITE TECHNOLOGIES, INC.

                    ANNOUNCES FINAL LIQUIDATING DISTRIBUTION

         June 30, 2003 - Site Technologies, Inc. (the "Company") today announced that it will make a final liquidating distribution totaling $730,961 or $0.08583 for every outstanding share of its Common Stock (the "Final Distribution"). The Final Distribution will be made to all shareholders of record as of the close of business on August 14, 2000 (the "Record Date").

         On September 24, 2001, the Company announced its initial liquidating distribution of $5,280,158 or $.62 for every outstanding share of Common Stock (the "Initial Distribution"). Pursuant to the Company's First Amended Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan"), effective as of the close of business on the Record Date, the Company's Common Stock no longer represents an ownership interest in the Company and only represents the right to receive a pro rata share of the Initial and Final Distributions. Accordingly the Company's Common Stock is no longer transferable on the Company's books.

         The Initial Distribution and the Final Distribution represent all funds payable to the Company's shareholders under the Plan. After payment of the Final Distribution, the Company will be dissolved and the Company's liquidation will be complete.